  As filed with the Securities and Exchange Commission on April 11, 2000

                                                Registration No. 333-30128
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                    _______________________________________

                             AMENDMENT NO. 2

                                      to
                                   FORM S-3

                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933

                    _______________________________________


                          UNITED LEISURE CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

            Delaware                                           13-2652243
   (State or Other Jurisdiction                            (I.R.S. Employer
  of Incorporation or Organization)                      Identification Number)

                            1990 Westwood Boulevard
                             Los Angeles, CA 90025
                                (310) 441-0900
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                    _______________________________________

                                 Brian Shuster
                          United Leisure Corporation
                            1990 Westwood Boulevard
                         Los Angeles, California 90025
                                (310) 441-0900
                      (Name, Address and Telephone Number
                             of Agent for Service)

                    _______________________________________

                                  Copies to:
                           Gerald M. Chizever, Esq.
                               Nia Stefany, Esq.

                 Richman, Mann, Chizever, Phillips & Duboff
                      9601 Wilshire Boulevard, Penthouse
                        Beverly Hills, California 90210
                                (310) 274-8300
                             (310) 274-2831 (fax)

                    _______________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [_]



                        Calculation of Registration Fee

========================================================================================================================
     Title of Each Class of                              Proposed              Proposed Maximum
       Securities to be           Amount to be        Maximum Offering        Aggregate Offering          Amount of
         Registered                Registered          Price Per Unit                Price             Registration Fee
------------------------------ -------------------- ----------------------  ----------------------- --------------------
 Common Stock, par value
 $.01 per share                    4,945,000 (1)           $4.00                 $19,780,000              $5,222
========================================================================================================================

(1) Consists of shares issuable upon exercise of common stock underlying outstanding Class A Redeemable Common Stock Purchase Warrants, exercisable at $4.00 per share. Pursuant to Rule 416, there are also being registered such additional shares of common stock as may become issuable as a result of the anti-dilution provisions of such warrants.


                          ___________________________



     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE OFFERING

     This prospectus concerns the sale of our common stock upon the exercise of our outstanding Class A Redeemable Common Stock Purchase Warrants. The amount of proceeds we will receive from such sales, if any, depends on how many of the Warrants are exercised. We believe that the exercise of the Warrants will depend on the market price of our common stock and its relation to the exercise price of the Warrants. The exercise price is $4.00 per share. If all of the Warrants were exercised, we would get $19,780,000. There are no brokers or underwriters involved in these sales, and no sales commission will be paid. We will receive the entire exercise price of all Warrants exercised. We will pay the costs of registering the sale of these shares.

     Our common stock is quoted on the Nasdaq OTC Bulletin Board under the symbol UTDL. On April 10, 2000, the closing price for our stock was $8.00 per share. The Warrants are quoted on the Nasdaq OTC Bulletin Board under the symbol UTDLW.

OUR CONTACT

     Brian Shuster, President, 1990 Westwood Boulevard, Los Angeles, California 90025, telephone number: (310) 441-0900.

     We May be Required to Use Funds Which We Would Otherwise Use for Growth to
     --------------------------------------------------------------------------
Remedy a Securities Law Violation. The common stock offered by this prospectus
---------------------------------
will be issued upon the exercise of the Warrants. According to their terms, the Warrants became exercisable on November 10, 1995, although under the warrant agreement we were not obliged to deliver the common stock pursuant to an exercise unless a registration statement was effective. Due to the fact that the price of our common stock in the public market has, until January 14, 2000, been below the exercise price of the Warrants, such registration was delayed until the February 10, 2000 filing of the registration statement of which this prospectus is a part. We have, however, been advised by the staff of the Securities and Exchange Commission that it is their position that our registration statement should have been filed prior to that date and, by failing to do so, we have been conducting an unregistered offering (but not sale) of common stock in violation of Section 5 of the Securities Act of 1933. That position could result in an action against us by our shareholders, possibly resulting in fines and other sanctions as well as a claim for damages in the amount of the $4.00 exercise price for each of the 4,945,000 Warrants for a total of up to $19,780,000.


                             PLAN OF DISTRIBUTION

     This prospectus concerns the sale of our common stock upon the exercise of our outstanding Class A Redeemable Common Stock Purchase Warrants. The sales, if any, will be made directly by our Company upon receipt of notification of exercise by a Warrant holder. There are no brokers or underwriters involved in these sales, and no sales commission will be paid. We will receive the entire exercise price of all Warrants exercised.

                                USE OF PROCEEDS

     The amount of proceeds we will receive from exercise of the Warrants, if any, depends on how many of the Warrants are exercised. We believe that the exercise of the Warrants will depend on the market price of our common stock and its relation to the exercise price of the Warrants. The exercise price is $4.00 per share. Our common stock is quoted on the Nasdaq OTC Bulletin Board under the symbol UTDL. On April 10, 2000, the closing price for our stock was $8.00 per share. If all of the Warrants were exercised, we would receive $19,780,000.

     We intend to use the net proceeds from the exercise of the Warrants, if any, for marketing, research and development, working capital and general corporate purposes. Until we use the proceeds for these purposes, we intend to place the funds in interest-bearing investments such as bank accounts, certificates of deposit and United States Government obligations.

                    INTERESTS OF NAMED EXPERTS AND COUNSEL

     Certain members of the firm of Richman, Mann, Chizever, Phillips & Duboff, which serves as outside general counsel to the Company and which has rendered the opinion as to the validity of the common stock being offered by this prospectus, own in the aggregate, 76,000 shares of the common stock of the Company.

                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Company's Certificate of Incorporation and By-laws provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 11/th/ day of April 2000.

                    UNITED LEISURE CORPORATION


                    By /s/ Brian Shuster
                    ------------------------------------------------------------
                    Brian Shuster, President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian Shuster his attorney-in-fact with power of substitution for him in any and all capacities, to sign this registration statement and any amendments, supplements, or subsequent registration statements relating to the offering to which this registration statement relates, or other instruments necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement, as amended, has been signed by the following persons in their stated capacities on this 11/th/ day of April 2000.

Signature                               Title
------------------------------------    ----------------------------------------

/s/ Brian Shuster                       Chairman of the Board, President,
------------------------------------    Chief Executive Officer, Chief Financial
Brian Shuster                           Officer and Director


*/s/ Alvin Alexander                    Director
------------------------------------
Alvin Alexander


*/s/ Alvin Cassel                       Director
------------------------------------
Alvin Cassel


*/s/ J. Brooke Johnston                 Director
------------------------------------
J. Brooke Johnston


*By /s/ Brian Shuster                   Attorney-in-Fact
    --------------------------------
     Brian Shuster

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